July 30, 1998

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Ultradata Systems, Inc. and, under the date fo March 6, 1998, we reported on the consolidated statements of Ultradata Systems, Inc. as of and for the years ended December 31, 1997 and 1996. On July 27, 1998 our appointment as principal accountants was terminated. We have read Ultradata Systems, Inc. 's statements included under Item 4 of Form 8-K dated July 31, 1998, and we agree with such statements.

Very truly yours,


KPMG Peat Marwick LLP